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          BlackRock MuniYield Pennsylvania Quality Fund (the "Fund")
                              File No. 811-07136
    Item No. 77Q1(d) (Copies of All Constituent Instruments Referred to in
                          Sub-Item 77I) -- Attachment

A copy of the Amendment to the Notice of Special Rate Period of the Fund's Variable Rate Demand Preferred Shares is attached under Sub-Item 77Q1(a).